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[BELL INDUSTRIES LETTERHEAD]

                                                               Exhibit (99.1)

                               August 24, 1995


Board of Directors
Sterling Electronics Corporation
4201 Southeast Freeway
Houston, Texas 77027

Attn:   Ronald S. Spolane
        Chairman of the Board and
        Chief Executive Officer


Gentlemen:

After careful study and analysis we are strongly convinced that a combination of Sterling Electronics Corporation ("Sterling") with Bell Industries, Inc. ("Bell") as a "merger of equals" would create substantial financial benefits to the shareholders of both companies beyond what either organization can achieve independently. A combination of our two organizations into a new enterprise would create a formidable competitor and take advantage of the economics which are driving our industry toward increasing consolidation. Moreover, a merger in which both Bell's and Sterling's officers and directors have significant participation in the ongoing management of the combined company would facilitate a smooth and effective integration of our two organizations, thereby ensuring the realization of the full benefits of combination.

Our proposal calls for a board of directors to be formed which would include the five inside directors currently on the two boards (three Bell and two Sterling) and three outside directors from each board, thereby giving Sterling and Bell equal representation of outside directors. We also propose that Sterling's President will become the President of the combined electronics distribution group which would have almost $700 million in sales and represent close to 90% of the combined entity's revenues. He would also be appointed the Executive Vice President of the new enterprise. Because both the Sterling and Bell trade names are widely recognized and well regarded, the combined entity would retain both names with the exact operating and corporate names mutually determined by the combined entity's board of directors.





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Sterling Electronics Corporation
August 24, 1995
Page Two

We also recognize your desire to have a strong financial incentive for your shareholders to vote for a merger with Bell. Therefore, unlike most "mergers of equals", Bell is hereby proposing to the Board of Directors of Sterling that Sterling and Bell merge by exchanging one share of Bell common stock for one share of Sterling common stock. If the proposal were completed at the closing stock prices of August 21, 1995 (Bell = $22.875; Sterling = $18.25), Sterling shareholders would receive a premium of 25% over the value of their Sterling stock (and premiums over the all-time high and last six months average stock prices of 21% and 58%, respectively). Moreover, the book value per share for Sterling shareholders would increase from $6.33 to approximately $10.97, representing a 73.3% increase.

In addition to a substantial premium in market value, the Sterling shareholders would own a stock with significantly better growth prospects, a stronger asset and equity base, and improved liquidity. In order to more fully discuss, quantify and assess these advantages, we propose that Bell and Sterling enter into immediate negotiations to merge our two companies on the basis outlined above. Our offer of a share-for-share exchange should be regarded as being very serious and fully supported by our board of directors. The offer is subject only to the satisfactory negotiation of a definitive merger agreement, approval by your board of directors, approval by each of our shareholder constituencies and receipt of the necessary regulatory consents.

We are passionate in our belief that Sterling and Bell are an excellent fit and that both shareholder groups would greatly benefit from a combination. We would welcome the opportunity to make a presentation directly to the Sterling board regarding the benefits from combining and exactly how the position of each shareholder group is improved. Our one firm request is that you respond to our proposal no later than 3:00 p.m. (Pacific daylight time) on Friday, September 8, 1995. Bell's management and board of directors are fully committed to making this merger a reality.


                                        Sincerely,



                                        /s/ THEODORE WILLIAMS
                                        ---------------------------------
                                        Theodore Williams
                                        Chairman and Chief Executive Officer